As Filed with the Securities and Exchange Commission on May 25, 2004.
Registration No. 333-113243

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Inhibitex, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2836	74-2708737
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1165 Sanctuary Parkway

Suite 400
Alpharetta, GA 30004
(678) 746-1100
(Address Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

William D. Johnston, Ph.D.

President and Chief Executive Officer
1165 Sanctuary Parkway
Suite 400
Alpharetta, GA 30004
(678) 746-1100
(Name, Address Including Zip Code and Telephone Number,
Including Area Code of Agent for Service)

Copies to:

David S. Rosenthal, Esq. Swidler Berlin Shereff Friedman, LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 973-0111	Mitchell S. Bloom, Esq. Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, Massachusetts 02110 (617) 248-7000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price(1)	Registration Fee(2)

Common Stock, .001 par value per share	$70,000,000	$8,869

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	A registration fee of $10,927.88 was previously paid in connection with the initial filing of this Registration Statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

     This Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-113243) is being filed solely for the purpose of filing Exhibit 10.30, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered. All amounts are estimates, other than the SEC registration fee and the National Association of Securities Dealers, Inc. fee.

SEC registration fee	$10,923

National Association of Securities Dealers, Inc. fee	9,125

Nasdaq Stock Market listing fee	100,000

Accountants’ fees and expenses	400,000

Legal fees and expenses	650,000

Blue Sky fees and expenses	15,000

Transfer Agent’s fees and expenses	10,000

Printing and engraving expenses	225,000

Miscellaneous	79,952

Total expenses	$1,500,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Our amended and restated certificate of incorporation provides that we shall indemnify our directors, officers and employees (and those serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan) against all expenses (including attorney’s fees), liability and loss in any action, suit or proceeding arising out of his or her status as a director, officer, employee or agent or activities in any of those capacities. We shall pay expenses incurred by a director, officer, employee or agent in defending an action, suit or proceeding, or appearing as a witness at a time when he or she has not been named as a defendant or a respondent, in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

We have entered into separate, but identical, indemnity agreements with each of our directors and executive officers and we expect to enter into similar indemnity agreements with persons who become directors or executive officers in the future. These indemnity agreements provide that we will indemnify our directors or executive officers, or the indemnitees, against any amounts that he or she becomes legally obligated to pay in connection with any claim against him or her based upon any act, omission, neglect or breach of duty that he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of Inhibitex; provided that such claim: (i) is not based upon the indemnitee’s gaining any personal profit or advantage to which he or she is not legally entitled; (ii) is not for an accounting of profits made from the purchase or sale by the indemnitee of our securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state law; and (iii) is not based upon the indemnitee’s knowingly fraudulent, deliberately dishonest or willful misconduct. The indemnity agreements also provide that all costs and expenses incurred by the indemnitee in defending or investigating any such claim shall be paid by us in advance of the final disposition thereof unless a majority of our directors who are not parties to the action, independent legal counsel in a written opinion, our stockholders or a court of competent jurisdiction in a final, unappealable adjudication determine that: (i) the indemnitee did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests or (ii) in the case of any criminal action or proceeding, the indemnitee had reasonable cause to believe his or her conduct was unlawful. Each indemnitee has undertaken to repay us for any costs or expenses so advanced if it shall ultimately be determined by a court of competent jurisdiction in a final, nonappealable adjudication that he or she is not entitled to indemnification under the indemnity agreements.

We also carry liability insurance covering each of our directors and officers.

Our amended and restated certificate of incorporation states that our directors will not have personal liability for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding March 31, 2004, the registrant has issued the following securities that were not registered under the Securities Act:

(1) The registrant granted stock options to employees, directors and consultants under its Amended and Restated 1998 Equity Ownership Plan, 2004 Stock Incentive Plan and 2002 Non-Employee Directors Stock Option Plan covering an aggregate of 1,195,582 shares of the registrant’s common stock, at a weighted average exercise price of $2.81 per share. During the same period, options covering an aggregate of 85,898 shares were canceled without being exercised. During the same period, the registrant sold an aggregate of 243,058 shares of its common stock to employees, directors, and consultants for cash consideration in the aggregate amount of $159,457 upon the exercise of stock options granted under the Amended and Restated 1998 Equity Ownership Plan, 2004 Stock Incentive Plan and 2002 Non-Employee Directors Stock Option Plan.

(2) In April 2001, the registrant issued warrants exercisable into an aggregate of 6,303 shares of common stock to Cordova Technology Partners for representation on the board of directors of the registrant by a principal of Cordova Technology Partners. The warrants have an exercise price of $0.286 per share.

(3) In August 2001, in connection with an equipment term loan, the registrant issued warrants exercisable into an aggregate of 5,119 shares of Series C Preferred Stock to General Electric Capital Corporation. The warrants have an exercise price of $2.85 per share.

(4) In February, March and April 2002, the registrant sold an aggregate of 11,420,794 shares of its Series D Preferred Stock, convertible into 4,798,634 shares of its common stock, at $9.38 per share and warrants exercisable into an aggregate of 2,855,200 shares of Series D Preferred Stock at an exercise price of $5.91 for an aggregate offering price of $44,997,928 to a group of investors including Essex Woodlands Health Ventures V, L.P., William Blair Capital Partners VI, L.P., New Enterprise Associates 10, Limited Partnership, and Alliance Technology Ventures III, L.P. and affiliated entities.

(5) In September 2002, in connection with an equipment term loan, the registrant issued warrants exercisable into an aggregate of 1,914 shares of Series D Preferred Stock to General Electric Capital Corporation. The warrants have an exercise price of $3.94 per share.

(6) In June, July and December 2003, in connection with an equipment term loan, the registrant issued warrants exercisable into an aggregate of 756, 1,682 and 765, shares of Series D Preferred Stock, respectively, to General Electric Capital Corporation. The warrants have an exercise price of $3.94 per share.

(7) In December 2003, the registrant sold an aggregate of 5,087,740 shares of its Series E Preferred Stock, convertible into 2,137,712 shares of its common stock, at $9.38 per share and warrants exercisable into an aggregate of 1,271,930 shares of Series E Preferred Stock at an exercise price of $5.91 for an aggregate offering price of $20,045,696 to a group of investors including Essex Woodlands Health Ventures V, L.P., William Blair Capital Partners VI, L.P., New Enterprise Associates 10, Limited Partnership and Alliance Technology Ventures III, L.P. and affiliated entities.

The registrant claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph (1) above under Section 4(2) under the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written compensation contract, as provided by Rule 701.

The registrant claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (2), (3), (4), (5), (6) and (7) by virtue of Section 4(2) and/or Regulation D promulgated there under as transactions not involving any public offering. All of the purchasers of unregistered securities for which the registrant relied on Regulation D and/or Section 4(2), except for one institutional lender, represented that they were accredited investors as defined under the Securities Act. The registrant claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

Item 16.	Exhibits and Financial Statement Schedules.

(A) Exhibits.

Exhibit
No.		Description

1	.1(1)	Form of Underwriting Agreement.
3	.1(1)	Certificate of Incorporation.
3	.2(1)	Form of Amendment to Certificate of Incorporation.
3	.3(1)	Bylaws, as amended.
3	.4(1)	Eighth Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering.
3	.5(1)	Amended and Restated Bylaws to be effective upon the closing of the offering.
4	.1(1)	Specimen certificate evidencing the common stock.
5	.1(1)	Opinion of Swidler Berlin Shereff Friedman, LLP, as to the legality of the common stock.
10	.1(1)	Amended and Restated 1998 Equity Ownership Plan and related form of option agreement.
10	.2(1)	2004 Stock Incentive Plan and related form of option agreement.
10	.3(1)	2002 Non-Employee Directors Stock Option Plan and related form of option agreement.
10	.4(1)	2004 Employee Stock Purchase Plan.
10	.5(1)	Form of Warrant to purchase shares of Series B Preferred Stock.
10	.6(1)	Form of Warrant to purchase shares of Series D Preferred Stock.
10	.7(1)	Form of Amendment to Warrant to purchase shares of Series D Preferred Stock, dated February 20, 2004.
10	.7.1(1)	Form of Second Amendment to Warrant to purchase shares of Series D Preferred Stock, dated May 4, 2004.
10	.8(1)	Form of Warrant to purchase shares of Series E Preferred Stock.
10	.9(1)	Form of Amendment to Warrant to purchase shares of Series E Preferred Stock.
10	.9.1(1)	Form of Second Amendment to Warrant to purchase shares of Series E Preferred Stock, dated May 4, 2004.
10	.10(1)	Amended and Restated Master Rights Agreement, dated December 19, 2003, by and among the registrant and holders of the registrant’s capital stock.
10	.11(1)	Amendment No. 1 to Amended and Restated Master Rights Agreement dated February 20, 2004.
10	.12(1)	Form of Indemnity Agreement.
10	.13(1)	Employment Agreement, dated as of February 20, 2004, by and between the registrant and William D. Johnston.
10	.14(1)	Amended and Restated Employment Agreement, dated as of February 20, 2004, by and between the registrant and Seth V. Hetherington.
10	.15(1)	Amended and Restated Employment Agreement, dated as of February 20, 2004, by and between the registrant and Joseph M. Patti.
10	.16(1)	Amended and Restated Employment Agreement, dated as of February 20, 2004, by and between the registrant and Russell H. Plumb.
10	.17(1)	Amended and Restated Employment Agreement, dated as of February 20, 2004, by and between the registrant and David M. Wonnacott.
10	.18†(1)	License and Development Collaboration Agreement, dated August 2, 2001, by and between the registrant and American Home Products Corporation, acting through its Wyeth-Ayerst Laboratories Division.

Exhibit
No.		Description

10	.19†(1)	License Agreement, dated February 4, 2000, between the registrant and The Texas A&M University System.
10	.20†(1)	Amendment No. 1 to License Agreement, dated April 29, 2002, between the registrant and The Texas A&M University System.
10	.21(1)	Amendment No. 2 to License Agreement, dated April 29, 2002, between the registrant and The Texas A&M University System.
10	.22†(1)	Exclusive License Agreement, dated April 8, 1999, between the registrant and Enterprise Ireland, trading as BioResearch Ireland.
10	.23†(1)	License Agreement, dated December 23, 2002, between the registrant and Lonza Biologics PLC.
10	.24†(1)	Non-Exclusive Cabilly License Agreement, dated June 30, 2003, between the registrant and Genentech, Inc.
10	.25†(1)	Patent License Agreement, dated March 2, 2004, between the registrant and the National Institutes of Health.
10	.26†(1)	License Agreement, dated July 1, 2003, between the registrant and the University of Iowa Research Foundation.
10	.27†(1)	Plasma Supply Agreement, dated October 22, 2002, between the registrant and DCI Management Group, Inc.
10	.28(1)	Amendment to Plasma Supply Agreement, dated February 3, 2003, between the registrant and DCI Management Group, LLC.
10	.29(1)	Amendment to Plasma Supply Agreement, dated July 3, 2003, between the registrant and DCI Management Group, LLC.
10	.30†	Production Agreement, dated December 5, 2001, between the registrant and Nabi.
10	.31†(1)	First Amendment to Production Agreement, dated December 5, 2001, between the registrant and Nabi Pharmaceuticals.
10	.32(1)	Sublease Agreement, dated January 1, 2001, between the registrant and AtheroGenics, Inc.
10	.33(1)	Non-Negotiable Promissory Note, dated January 1, 2002 issued by the registrant to AtheroGenics, Inc.
10	.34(1)	Sublease Agreement, dated December 23, 2002, between the registrant and Lucent Technologies, Inc.
10	.34.1(1)	Lease Agreement, dated March 23, 2004, between the registrant and Sanctuary Park Realty Holding Company.
10	.35(1)	Lease Agreement, dated December 31, 2003, between the registrant and Cousins Properties Incorporated.
10	.36(1)	Loan and Security Agreement, dated February 11, 2003, between the registrant and Silicon Valley Bank.
10	.37†(1)	Agreement, dated March 14, 2002, between the registrant and Avid Bioservices, Inc.
23	.1(1)	Consent of Ernst & Young LLP.
23	.2(1)	Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit 5.1).
24	.1(1)	Powers of Attorney (included in signature page).

(1)	Previously filed.

†	Portions of such exhibit has been omitted pursuant to a separate confidential treatment request and such information has been filed separately with the Securities and Exchange Commission.

(B) Financial Statement Schedules

None.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, Georgia on this 25th day of May, 2004.

INHIBITEX, INC.

By:	/s/ WILLIAM D. JOHNSTON, PH.D.*

William D. Johnston, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM D. JOHNSTON, PH.D.* William D. Johnston, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2004

/s/ RUSSELL H. PLUMB Russell H. Plumb	Chief Financial Officer (Principal Financial and Accounting Officer)	May 25, 2004

/s/ MICHAEL A. HENOS* Michael A. Henos	Chairman of the Board of Directors	May 25, 2004

/s/ M. JAMES BARRETT, PH.D.* M. James Barrett, Ph.D.	Director	May 25, 2004

/s/ CARL E. BROOKS* Carl E. Brooks	Director	May 25, 2004

/s/ J. DOUGLAS EPLETT, M.D.* J. Douglas Eplett, M.D.	Director	May 25, 2004

/s/ RUSSELL M. MEDFORD, M.D., PH.D.* Russell M. Medford, M.D., Ph.D.	Director	May 25, 2004

/s/ ARDA M. MINOCHERHOMJEE, PH.D.* Arda M. Minocherhomjee, Ph.D.	Director	May 25, 2004

Signature		Title	Date

/s/ JOSEPH M. PATTI, M.S.P.H., PH.D.* Joseph M. Patti, M.S.P.H., Ph.D.		Director	May 25, 2004

/s/ MARC L. PREMINGER* Marc L. Preminger		Director	May 25, 2004

/s/ LOUIS W. SULLIVAN, M.D.* Louis W. Sullivan, M.D.		Director	May 25, 2004

*By:	/s/ RUSSELL H. PLUMB Russell H. Plumb Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Description

1	.1(1)	Form of Underwriting Agreement.
3	.1(1)	Certificate of Incorporation.
3	.2(1)	Form of Amendment to Certificate of Incorporation.
3	.3(1)	Bylaws, as amended.
3	.4(1)	Eighth Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering.
3	.5(1)	Amended and Restated Bylaws to be effective upon the closing of the offering.
4	.1(1)	Specimen certificate evidencing the common stock.
5	.1(1)	Opinion of Swidler Berlin Shereff Friedman, LLP, as to the legality of the common stock.
10	.1(1)	Amended and Restated 1998 Equity Ownership Plan and related form of option agreement.
10	.2(1)	2004 Stock Incentive Plan and related form of option agreement.
10	.3(1)	2002 Non-Employee Directors Stock Option Plan and related form of option agreement.
10	.4(1)	2004 Employee Stock Purchase Plan.
10	.5(1)	Form of Warrant to purchase shares of Series B Preferred Stock.
10	.6(1)	Form of Warrant to purchase shares of Series D Preferred Stock.
10	.7(1)	Form of Amendment to Warrant to purchase shares of Series D Preferred Stock, dated February 20, 2004.
10	.7.1(1)	Form of Second Amendment to Warrant to purchase shares of Series D Preferred Stock, dated May 4, 2004.
10	.8(1)	Form of Warrant to purchase shares of Series E Preferred Stock.
10	.9(1)	Form of Amendment to Warrant to purchase shares of Series E Preferred Stock.
10	.9.1(1)	Form of Second Amendment to Warrant to purchase shares of Series E Preferred Stock, dated May 4, 2004.
10	.10(1)	Amended and Restated Master Rights Agreement, dated December 19, 2003, by and among the registrant and holders of the registrant’s capital stock.
10	.11(1)	Amendment No. 1 to Amended and Restated Master Rights Agreement dated February 20, 2004.
10	.12(1)	Form of Indemnity Agreement.
10	.13(1)	Employment Agreement, dated as of February 20, 2004, by and between the registrant and William D. Johnston.
10	.14(1)	Amended and Restated Employment Agreement, dated as of February 20, 2004, by and between the registrant and Seth V. Hetherington.
10	.15(1)	Amended and Restated Employment Agreement, dated as of February 20, 2004, by and between the registrant and Joseph M. Patti.
10	.16(1)	Amended and Restated Employment Agreement, dated as of February 20, 2004, by and between the registrant and Russell H. Plumb.
10	.17(1)	Amended and Restated Employment Agreement, dated as of February 20, 2004, by and between the registrant and David M. Wonnacott.
10	.18†(1)	License and Development Collaboration Agreement, dated August 2, 2001, by and between the registrant and American Home Products Corporation, acting through its Wyeth-Ayerst Laboratories Division.

Exhibit
No.		Description

10	.19†(1)	License Agreement, dated February 4, 2000, between the registrant and The Texas A&M University System.
10	.20†(1)	Amendment No. 1 to License Agreement, dated April 29, 2002, between the registrant and The Texas A&M University System.
10	.21(1)	Amendment No. 2 to License Agreement, dated April 29, 2002, between the registrant and The Texas A&M University System.
10	.22†(1)	Exclusive License Agreement, dated April 8, 1999, between the registrant and Enterprise Ireland, trading as BioResearch Ireland.
10	.23†(1)	License Agreement, dated December 23, 2002, between the registrant and Lonza Biologics PLC.
10	.24†(1)	Non-Exclusive Cabilly License Agreement, dated June 30, 2003, between the registrant and Genentech, Inc.
10	.25†(1)	Patent License Agreement, dated March 2, 2004, between the registrant and the National Institutes of Health.
10	.26†(1)	License Agreement, dated July 1, 2003, between the registrant and the University of Iowa Research Foundation.
10	.27†(1)	Plasma Supply Agreement, dated October 22, 2002, between the registrant and DCI Management Group, Inc.
10	.28(1)	Amendment to Plasma Supply Agreement, dated February 3, 2003, between the registrant and DCI Management Group, LLC.
10	.29(1)	Amendment to Plasma Supply Agreement, dated July 3, 2003, between the registrant and DCI Management Group, LLC.
10	.30†	Production Agreement, dated December 5, 2001, between the registrant and Nabi.
10	.31†(1)	First Amendment to Production Agreement, dated December 5, 2001, between the registrant and Nabi Pharmaceuticals.
10	.32(1)	Sublease Agreement, dated January 1, 2001, between the registrant and AtheroGenics, Inc.
10	.33(1)	Non-Negotiable Promissory Note, dated January 1, 2002 issued by the registrant to AtheroGenics, Inc.
10	.34.1(1)	Sublease Agreement, dated December 23, 2002, between the registrant and Lucent Technologies, Inc.
10	.34.1(1)	Lease Agreement, dated March 23, 2004, between the registrant and Sanctuary Park Realty Holding Company.
10	.35(1)	Lease Agreement, dated December 31, 2003, between the registrant and Cousins Properties Incorporated.
10	.36(1)	Loan and Security Agreement, dated February 11, 2003, between the registrant and Silicon Valley Bank.
10	.37†(1)	Agreement, dated March 14, 2002, between the registrant and Avid Bioservices, Inc.
23	.1(1)	Consent of Ernst & Young LLP.
23	.2(1)	Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit 5.1).
24	.1(1)	Powers of Attorney (included in signature page).

(1)	Previously filed.

†	Portions of such exhibit has been omitted pursuant to a separate confidential treatment request and such information has been filed separately with the Securities and Exchange Commission.